Exhibit 10.2

451 D Street Suite 501 Boston, MA 02210 +1 857 209 0050 Elicio.com

May 9th, 2023

Brian Piekos
304B Still River Road
Harvard, MA 01451

Dear Brian,

I am pleased to offer you the position of Chief Financial Officer for Elicio Therapeutics (“Elicio” or the “Company”), with your employment commencing May 17th, 2023 (your “Start Date”).  This document will also serve as an employment agreement, describing the details of your position with Elicio, as well as the compensation, requirements, and other details of employment with Elicio. We are very excited to have you join our team with great confidence in your abilities to have a major impact on our mission and the special culture we are building.

Duties and Extent of Service

As Chief Financial Officer, you will report directly to the Chief Executive Officer, and you will have responsibility for performing the duties that are customary for and are consistent with your position within the Company.

You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company. Except for   vacations and absences due to temporary illness, you will be expected to devote your full-time business           efforts to the business and affairs of the Company. Notwithstanding the foregoing, subject to the advance approval of the Company's Board of Directors (the "Board”), you will be entitled to serve on boards of directors, or professional, civic, charitable, educational, religious or public service boards, in each case to the extent such activities do not materially interfere, as determined by the Board in good faith, with the performance of your duties and responsibilities hereunder. Elicio’s principal location of operations is in Boston, Massachusetts, and you will perform your duties both in the corporate headquarters as needed and from your home office, with the expectation that you will be in Elicio’s office regularly between two and three days a week, acknowledging the need for occasional travel to perform your full range of responsibilities.

Employment At-Will

You and the Company understand and agree that you are an employee at-will and that you may resign, or the Company may terminate your employment, at any time in accordance with the termination provisions set forth further below in this letter agreement. Nothing in this letter agreement shall be construed to alter the at-will nature of your employment, nor shall anything in this letter agreement be construed as providing you with a definite term of employment.

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451 D Street Suite 501 Boston, MA 02210 +1 857 209 0050 Elicio.com
Compensation

Until the termination of your employment hereunder, in consideration for your services hereunder, we   will compensate you as follows:

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Base Salary: We will pay you, in accordance with the Company's then current payroll practices, a base salary (the "Base Salary") at an annual rate of $435,000, less applicable deductions and withholdings. The Base Salary may be modified from time to time at the sole discretion of the Board and is in addition to the other benefits set forth herein.

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Annual Bonus. You will be eligible to receive an annual discretionary bonus in an amount up to 40% of your Base Salary for the relevant year, with 75% of your potential bonus based  on the Company's performance versus the Board approved corporate goals for the year, and 25% based on your individual performance. The determination of whether you will receive a discretionary bonus with respect to any given fiscal year of the Company, and the amount of the discretionary bonus pool, shall be determined by the Board, in its discretion, after considering the Company's financial position and its performance for such fiscal year. If you are awarded a discretionary bonus with respect to a given fiscal year, the Company will make payment of such discretionary bonus following the end of the year to which it relates but no later than March 15th of the next fiscal year. However, eligibility to earn and receive any such bonus shall at all times remain conditioned upon your continued active employment in good standing on the date of such payment. If you cease being an employee of the Company for any reason prior to your receipt of any discretionary bonus, then you shall not earn and shall not be paid any such discretionary bonus.

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Stock Option Grant. As soon as reasonably practicable following your Start Date and the closing of the pending merger between Elicio and Angion Biomedica Corp. (the “Merger”), as a material inducement to you joining the Company, and subject to the approval of the Board of the listed company following the Merger (“New Elicio”), you will be granted a non-qualified option to acquire a number of shares  of New Elicio common stock equal to 0.9% of the total shares outstanding of common stock of New Elicio immediately following the closing of the Merger (the “Inducement Option Award”) at an exercise price equal to fair market value of the common stock, as determined by the Board, on the date of grant of the Inducement Option Award (the “Grant Date”). Promptly after the Grant Date, the Company and you shall execute and deliver to each other the Company’s then standard form of stock option agreement, evidencing the Inducement Option Award and the terms thereof. The Inducement Option Award shall be subject to, and governed by, the terms and provisions of your stock option agreement. Subject to the terms and conditions set forth below and subject to your continued employment with the Company, the Inducement Option Award shall become exercisable for twenty-five percent (25%) of the Inducement Option Award shares on the first anniversary of the Start Date and shall become exercisable for the remainder of the Inducement Option Award shares in a series of thirty-six (36) equal monthly installments after such first anniversary until the Inducement Option Award has become fully exercisable. The Inducement Option Award is intended as an inducement grant under Nasdaq Rule 5635(c)(4). In the event the Company has a Change of Control (CIC), followed by a subsequent termination of your employment (or material diminishment of your role) within three 3) months prior to and twelve (12) months following the CIC, any unvested options granted to you will immediately vest (Accelerated Vesting). For the avoidance of doubt, from and after the Merger, the Company shall mean New Elicio and the Board shall mean the board of directors of New Elicio.

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451 D Street Suite 501 Boston, MA 02210 +1 857 209 0050 Elicio.com
In addition, subject to the approval of the New Elicio Board, you will be eligible to receive an annual option award in 2024 to acquire a number of shares of New Elicio common stock equal to 0.45% of the then total shares outstanding of common stock of New Elicio, subject to such time and performance vesting as determined by the Board at the time of the grant.

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Vacation. You will be entitled to twenty (20) days of vacation each calendar year which shall accrue on a prorated basis (1.67 days/month). Any vacation shall be taken at the reasonable and mutual convenience of the Company and you. Elicio has identified eleven “company holidays” which are paid days off that do not subtract from your personal vacation days and closes operations during Christmas week, typically starting December 24th and reopening on the first working day of the new year.

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Benefits. You will also be entitled to participate in such employer matching health savings account, group medical, short and long-term disability and term life insurance benefits, if any, as the Company shall make generally available from time to time to employees and such employee benefit plans and fringe benefits as may be offered or made available by the Company from time to time to its employees. The Board reserves the right from time to time to change or terminate the Company’s employee benefit plans and fringe benefits. Your participation in such employee benefit plans and fringe benefits, and the amount and nature of the benefits to which you shall be entitled thereunder or in connection therewith, shall be subject to the terms and conditions of such employee benefits plans and fringe benefits.

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Expenses. Upon delivery of reasonable documentation, you will be entitled to reimbursement by the Company during the term of your employment for reasonable travel, entertainment and other business expenses incurred by you in the performance of your duties hereunder in accordance with the policies and practices as the Company may from time to time have in effect.

Withholding Taxes

All payments and benefits described in this letter agreement or that you may otherwise be entitled or eligible to receive as a result of your employment with the Company will be subject to applicable federal, state, and local tax withholdings.

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451 D Street Suite 501 Boston, MA 02210 +1 857 209 0050 Elicio.com
409A Compliance

This section is intended to help ensure that compensation paid or delivered to you pursuant to this letter agreement either is paid in compliance with, or is exempt from, Section 409A of the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder (collectively, “Section 409A”). However, the Company does not warrant to you that all compensation paid or delivered to you for your services will be exempt from, or paid in compliance with, Section 409A. In applying Section 409A to compensation paid pursuant to this letter agreement, any right to a series of installment payments under this letter agreement shall be treated as a right to a series of separate payments.

For purposes of determining when amounts otherwise payable on account of your termination of employment will be paid, “termination of employment” or words of similar import, as used in this letter agreement, shall mean the date as of which the Company and you reasonably anticipate that no further services will be performed by you, and shall be construed as the date that you first incur a “separation from service” for purposes of Section 409A on or following termination of employment.

If at the time of the your separation from service within the meaning of Section 409A, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), then to the extent any payment or benefit that you become entitled to under this letter agreement on account of your separation from service would be considered deferred compensation otherwise subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) as a result of the application of Section 409A(a)(2)(B)(i), such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six (6) months and one (1) day after your separation from service, or (B) your death.

The payment of any amounts otherwise payable to you on account of termination of employment under this letter agreement which constitute deferred compensation within the meaning of Section 409A and which are subject (among other conditions, if any) to a release of claims may be delayed at the discretion of the Company for up to sixty (60) days following your termination of employment (without regard to when your release is delivered and becomes irrevocable (an “Effective Release”)). Regardless of any payment, however, all such amounts remain conditioned on an Effective Release such that if you fail to deliver (or revoke) your release you will forfeit and must immediately return such amounts on the Company’s demand.

Restrictive Covenants Agreement

Prior to commencing your employment with the Company, you agree to sign a copy of the Company's standard Employee Proprietary Information, Inventions, Non-competition and Non-solicitation Agreement (the “Restrictive Covenants Agreement”).

No Conflicting Obligation

You hereby represent and warrant that the execution and delivery of this letter agreement, the performance by you of any or all of the terms of this letter agreement and the performance by you of your duties as an employee of the Company do not and will not breach or contravene (i) any agreement or contract (including, without limitation, any employment or consulting agreement, any agreement not to compete or any confidentiality or nondisclosure agreement) to which you are or may become a party  on or at any time after the Start Date or (ii) any obligation you may otherwise have under applicable law to any former employer or to any person to whom you have provided, provide or will provide consulting services. You hereby further represent and warrant to the Company that, prior to the date of this letter agreement, you have provided to the Company a copy of any and all potentially conflicting agreements for the Company’s review.

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451 D Street Suite 501 Boston, MA 02210 +1 857 209 0050 Elicio.com
Termination

You acknowledge that the employment relationship between the Company and you is at-will, meaning that the employment relationship may be terminated by the Company or you for any reason or for no reason. The Company may terminate your employment at any time and for any or no reason upon written notice. Subject to your signing an effective release of claims against the Company, you will be entitled to nine (9) months of salary severance and continued health care benefits should the Company terminate your employment without cause; provided, however, that if the Company terminates your employment without cause within three (3) months prior to and twelve (12) months following a CIC, you will be entitled to twelve (12) months of salary severance and continued health care benefits, and an amount equal to your then target bonus,. The Company may or may not require you to continue to work during this severance period. You may terminate your employment with the Company for any reason upon fifteen (15) days prior written notice of termination of the employment relationship. Regardless of the reason your employment with the Company terminates, you will continue to comply with the Restrictive Covenants Agreement contemplated herein.

Work Eligibility

You have provided to the Company sufficient documentation to demonstrate your eligibility to work in the United States and, at the request of the Company, shall provide any additional documentation requested by the Company to demonstrate your eligibility to work in the United States.

Background and Reference Checks

The Company may conduct appropriate background and reference checks and a credit check prior to your Start Date and may need to do additional background checks in the future. The Company’s offer of employment hereunder, as well as your employment under this letter agreement, is subject to the Company being reasonably satisfied with any such background and reference checks.

Governing Law; Waiver of Jury Trial and Punitive Damages

This letter agreement shall be governed by and construed in accordance with the internal substantive laws of the Commonwealth of Massachusetts. EACH OF THE COMPANY AND YOU HEREBY WAIVES ANY RIGHT TO A JURY TRIAL AND TO CLAIM OR RECOVER PUNITIVE DAMAGES.

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451 D Street Suite 501 Boston, MA 02210 +1 857 209 0050 Elicio.com
Entire Agreement

This letter agreement (together with the Restrictive Covenants Agreement contemplated hereby) sets forth the sole and entire agreement and understanding between the Company and you with respect to the specific matters contemplated and addressed hereby and thereby. No prior agreement, whether written or oral, shall be construed to change or affect the operation of this letter agreement in accordance with its terms, and any provision of any such prior agreement, which conflicts with or contradicts any provision of this letter agreement, is hereby revoked and superseded. Any prior agreement, if any, you may have with the Company regarding your employment, whether written or oral, is hereby, and without any further action on your part or the Company’s, terminated, revoked, and superseded by this letter agreement. This letter agreement may be amended or terminated only by a written instrument executed both by you and the Company.

Please acknowledge your acceptance of this offer and the terms of this letter agreement by signing below and returning a copy to me no later than May 12th. We look forward to bringing you on board as quickly as possible as     this is a very exciting time for Elicio, as our Amphiphile platform and pipeline advance in and towards the clinic.

Sincerely,

By: /s/ Robert Connelly
Name: Robert Connelly
Title: Chief Executive Officer Elicio Therapeutics, Inc.

Accepted and Agreed:

I hereby acknowledge that I have had a full and adequate opportunity to read, understand and discuss the terms and conditions contained in this letter agreement prior to signing hereunder.

Signature: /s/ Brian Piekos

Name:	Brian Piekos

Date:	May 9, 2023

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